   As filed with the Securities And Exchange Commission on December 19, 1996

                                                   Registration No. ____________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         BARRETT RESOURCES CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Delaware                                         84-0832476
------------------------                   ------------------------------------
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)


1515 Arapahoe Street, Tower 3, Suite 1000   Denver, Colorado               80202
--------------------------------------------------------------------------------
(Addresss of Principal Executive Offices)                            (Zip  Code)


                         BARRETT RESOURCES CORPORATION
                 1990 STOCK OPTION PLAN, 1994 STOCK OPTION PLAN
                                      AND
                      NON-DISCRETIONARY STOCK OPTION PLAN

--------------------------------------------------------------------------------
                           (Full titles of the plans)

     Eugene A. Lang, Jr., Esq., Senior Vice President and General Counsel
                         Barrett Resources Corporation
                   1515 Arapahoe Street, Tower 3, Suite 1000
                            Denver, Colorado 80202
--------------------------------------------------------------------------------
                    (Name and address of agent for service)

                                (303) 572-3900
--------------------------------------------------------------------------------
         (Telephone number, including area code, of agent for service)

                                    Copy to:

                            Alan L. Talesnick, Esq.
                            Francis B. Barron, Esq.
                          Bearman Talesnick & Clowdus
                           Professional Corporation
                      1200 Seventeenth Street, Suite 2600
                            Denver, Colorado 80202
                                (303) 572-6500

                        CALCULATION OF REGISTRATION FEE

Title Of Securities     Amount To Be       Proposed        Proposed       Amount Of
 To Be Registered        Registered        Maximum         Maximum      Registration
                                        Offering Price     Aggregate      Fee (1)
                                         Per Unit (1)    Offering Price
-------------------------------------------------------------------------------------
Common Stock,      1,975,000 shares (2)   $37.625        $38,639,750 (3)   $7,496 (3)
 $.01 par value
=====================================================================================

(1) The Proposed Maximum Offering Price Per Unit shown was calculated pursuant to Rule 457(h) based upon the average of the high and low reported sales prices of the Company's common stock on the New York Stock Exchange on December 16, 1996, which is within five business days of the date of filing (December 16, 1996) of this Registration Statement. This amount is used for shares for which the exercise price is unknown because options representing those shares have not yet been granted. The exercise prices for shares underlying options that previously have been granted range from $3.875 to $42 per share.

(2) Consists of 775,000 shares issuable pursuant to the Company's 1990 Stock Option Plan, 1,000,000 shares issuable pursuant to the Company's 1994 Stock Option Plan, and 200,000 shares issuable pursuant to the Company's Non-Discretionary Stock Option Plan.

(3) In accordance with General Instruction E to Form S-8, the Registration Fee is calculated only with respect to the additional securities (600,000 additional shares pursuant to the 1994 Stock Option Plan and 100,000 shares pursuant to the Non-Discretionary Stock Option Plan for a maximum offering price of $21,738,425) included in this Registration Statement on Form S-8.


                           _________________________

          INCORPORATION OF EARLIER REGISTRATION STATEMENT BY REFERENCE

     This Registration Statement on Form S-8 of Barrett Resources Corporation (the "Company") incorporates by reference the contents of the Company's Registration Statement on Form S-8 (Securities And Exchange Commission File No. 33-90450) as filed with the Securities And Exchange Commission on March 17, 1995.

                             THE STOCK OPTION PLANS

     This Registration Statement relates to 775,000 shares of common stock, $.01 par value (the "Common Stock"), of Barrett Resources Corporation (the "Company") issuable upon the exercise of stock options that have been granted to key employees of the Company and its subsidiaries and others pursuant to the Company's 1990 Stock Option Plan (the "1990 Plan"), which was approved by the Company's stockholders at the June 21, 1990 Annual Meeting Of Stockholders, and which was amended by the Company's stockholders at the March 17, 1994 Annual Meeting Of Stockholders to increase the number of shares issuable upon the exercise of stock options under the 1990 Plan from 600,000 to 775,000.

     This Registration Statement also relates to 1,000,000 shares of Common Stock issuable upon the exercise of stock options that have been granted or may be granted to key employees of the Company and its subsidiaries and others pursuant to the Company's 1994 Stock Option Plan (the "1994 Plan"). The 1994 Plan was approved by the Company's Board Of Directors effective as of April 1, 1994, and amended by the Board Of Directors on December 15, 1994 to increase the number of shares issuable upon the exercise of stock options under the 1994 Plan from 200,000 to 400,000. The 1994 Plan was approved by the Company's stockholders at the Annual Meeting Of Stockholders held on March 16, 1995. The 1994 Plan was amended by the Company's stockholders at the Annual Meeting Of Stockholders held on June 5, 1996 to increase the number of shares issuable upon the exercise of stock options under the 1994 Plan from 400,000 to 1,000,000.

     This Registration Statement also relates to 200,000 shares of the Company's Common Stock issuable upon the exercise of stock options that have been granted or may be granted to non-employee directors of the Company pursuant to the Company's Non-Discretionary Stock Option Plan (the "Non-Discretionary Plan"), which was approved by the Company's stockholders at the April 4, 1991 Annual Meeting Of Stockholders, and which was amended by the Company's stockholders at the Annual Meeting Of Stockholders held on June 5, 1996 to increase from 100,000 to 200,000 the number of shares that may be issued pursuant to options granted under the Non-Discretionary Plan.

     This Registration Statement also relates to the resale of 287,780 shares of Common Stock that have been or may be acquired by certain persons upon the exercise of options granted pursuant to the 1990 Plan, 510,100 shares of Common Stock that have been or may be acquired by certain persons upon the exercise of options granted pursuant to the 1994 Plan, and 100,000 shares of Common Stock that may be acquired by non-employee directors upon the exercise of options granted pursuant to the Non-Discretionary Plan. The portion of this Registration Statement which relates to the resale of the aggregate of 897,880 shares of Common Stock is found at pages 12 through 15 of this Registration Statement.

PROSPECTUS

                                 897,880 Shares

                         BARRETT RESOURCES CORPORATION

                                  Common Stock

                        -------------------------------


     The 897,880 shares of $.01 par value Common Stock (the "Common Stock") of Barrett Resources Corporation (the "Company") offered hereby consist of shares which have been or may be acquired by certain persons upon exercise of options granted to them by the Company as stated under "Prospective Selling Stockholders". None of the proceeds from any resale of these shares will be received by the Company. The Company will receive proceeds only from the exercise of the outstanding options described below under "Prospective Selling Stockholders" and "Plan Of Distribution".

     The Common Stock of the Company is traded on the New York Stock Exchange ("NYSE") under the symbol "BRR". On December 16, 1996, the last reported sale price for the Company's Common Stock on the NYSE was $37 per share.

                        -------------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        -------------------------------

     AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

                        -------------------------------

     THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

                        -------------------------------



                The date of this Prospectus is December 19, 1996

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities And Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the shares of Common Stock covered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto. Copies of the Registration Statement and exhibits are on file with the Commission and may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission.

     Company's common stock is listed on the New York Stock Exchange (the "NYSE") and reports and proxy and information statements concerning the Company may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 1-13446) are incorporated by reference in this Prospectus:

     1. The Company's Annual Report on Form 10-K for the period ended December 31, 1995;

     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

     3. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on October 27, 1994; and

     4. The Company's Notice and Proxy Statement dated April 11, 1996 concerning the Company's Annual Meeting of Stockholders held on June 5, 1996.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c) and 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares covered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the documents incorporated herein by reference, other than exhibits to such documents. Requests for such copies should be directed to the Corporate Secretary, Barrett Resources Corporation, 1515 Arapahoe Street, Tower 3, Suite 1000, Denver, Colorado 80202, telephone (303) 572-3900.

                ----------------------------------------------
                               TABLE OF CONTENTS
                ----------------------------------------------


AVAILABLE INFORMATION.............................  5

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...  5

THE COMPANY.......................................  8

RISK FACTORS...................................... 10

PROSPECTIVE SELLING STOCKHOLDERS.................. 12

PLAN OF DISTRIBUTION.............................. 15

LEGAL MATTERS..................................... 16

EXPERTS........................................... 16

INDEMNIFICATION................................... 16

                                  THE COMPANY

     Barrett Resources Corporation (the "Company") was organized as a Colorado corporation in 1980 under the name AIMEXCO, Inc. In December 1983, the Company acquired Barrett Energy Company ("Barrett Energy"), which owned oil and gas leases in the Wattenberg Field and other areas. The acquisition resulted in the former shareholders of Barrett Energy owning 71.5 percent of the Company's shares. In 1984, the Company changed its name to Barrett Resources Corporation, and in 1987 the Company changed its state of incorporation from Colorado to Delaware. In July 1995, Plains Petroleum Company ("Plains") became a wholly-owned subsidiary of the Company by merging with a subsidiary of the Company.
The executive offices of the Company are located at 1515 Arapahoe Street, Tower 3, Suite 1000, Denver, Colorado 80202, and its telephone number at that address is (303) 572-3900.

     The Company is an independent natural gas and crude oil exploration and production company with core areas of activity in the Rocky Mountain region of Colorado and Wyoming; the Mid-Continent region of Kansas and Oklahoma; the Permian Basin of Texas and New Mexico; the Gulf Coast area of Louisiana and Texas; and the shallow waters of the Gulf of Mexico. During 1995, the Company's total production was 57.9 Bcfe, which consisted of 82% natural gas and 18% crude oil. At December 31, 1995, the Company's estimated proved reserves were 591.3 Bcfe with an implied reserve life of 10.2 years based on 1995 production.

     The Company concentrates its activities in core areas in which it has accumulated detailed geologic knowledge and developed significant management experience. The Company has developed and continues to build on its interests in the Piceance Basin in northwestern Colorado, the Anadarko and Arkoma Basins in Oklahoma, and the Wind River Basin in Wyoming. As a result of the July 1995 merger with Plains, the Company acquired significant interests in the Hugoton Embayment in Kansas and Oklahoma, the Permian Basin in Texas and New Mexico, and the Powder River Basin in Wyoming. Recently, the Company expanded into the Louisiana and Texas Gulf Coast and in the shallow waters of the Gulf of Mexico. At December 31, 1995, these principal areas of focus represented an aggregate of approximately 93% of the Company's estimated proved reserves.

     In addition to these development drilling programs, the Company is engaged in several exploration projects in the Wind River and Anadarko Basins and the Gulf Coast/Gulf of Mexico area. Barrett believes these projects will enhance its reserve base and financial position, although there can be no assurance this will occur. The Company also is evaluating opportunities to develop expertise and undertake exploration in selected international projects.

     As of December 31, 1995, the Company owned interests in 2,057 producing wells and operated 1,061, or 52%, of these wells. These operated wells contributed approximately 90% of the Company's 1995 gas and oil production. The Company also owns interests in and operates a gas gathering system, a 27-mile pipeline and a gas processing plant in the Piceance Basin.

     The Company markets all of its own gas and oil production from wells that it operates. In addition, the Company engages in natural gas trading activities, which involve purchasing gas from third parties and selling gas to other parties at prices and volumes that management anticipates will result in profits to the Company. Through these trading activities, the Company obtains knowledge and information that enables it to more effectively market its own production.

     At the June 1990 and April 1991 Annual Meetings Of Stockholders of the Company, the Stockholders approved the 1990 Plan, as amended, and the Non-Discretionary Plan, respectively. At the June 1993 Annual Meeting Of Stockholders, the stockholders approved an increase in the number of shares subject to the 1990 Plan. At the March 1994 Annual Meeting Of Stockholders, the stockholders approved another increase in the number of shares subject to the 1990 Plan. At the March 1995 Annual Meeting Of Stockholders, the stockholders approved the 1994 Plan. At the June 1996 Annual Meeting Of Stockholders, the stockholders approved an increase in the number of shares subject to each of the Non-Discretionary Plan and the 1994 Plan. Pursuant to the terms of the 1990 Plan, as amended, the Company is authorized to grant options to purchase an aggregate of 775,000 shares of Common Stock to key employees and others and, pursuant to the terms of the 1994 Plan, as amended, the Company is authorized to grant options to purchase an aggregate of 1,000,000 shares of Common Stock to key employees and others. Pursuant to the terms of the Non-Discretionary Plan, as amended, the Company is authorized to grant options to purchase up to an aggregate of 200,000 shares of Common Stock to non-employee directors. This Re-Offer Prospectus relates to the resale of shares which have been or may be acquired by certain persons upon exercise of options that were granted under one or more of these plans.

                                  RISK FACTORS

     Prospective Investors should carefully consider, together with the other information herein, the following factors that affect the Company.

Gas And Oil Prices; Marketability Of Production
-----------------------------------------------

     The Company's revenues, profitability and future rate of growth are substantially dependent upon prevailing prices for natural gas and oil. Gas and oil prices can be extremely volatile and in recent years have been depressed by excess total domestic and imported supplies. There can be no assurance that current price levels can be sustained. Prices are also affected by actions of state and local agencies, the United States and foreign governments, and international cartels. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of natural gas and oil. Any substantial or extended decline in the price of natural gas would have a material adverse effect on the Company's financial condition and results of operations, including reduced cash flow and borrowing capacity. All of these factors are beyond the control of the Company. In the past, when natural gas prices were deemed by the Company to be too low, the Company shut in production from certain wells, which restricted the Company's cash flow. Sales of natural gas and oil are seasonal in nature, leading to substantial differences in cash flow at various times throughout the year. The marketability of the Company's production depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. Federal and state regulation of gas and oil production and transportation, general economic conditions, changes in supply and changes in demand all could adversely affect the Company's ability to produce and market its natural gas and oil. If market factors were to change dramatically, the financial impact on the Company could be substantial. The availability of markets and the volatility of product prices are beyond the control of the Company and thus represent a significant risk.

     The Company reports its operations using the full cost method of accounting for gas and oil properties. Under full cost accounting rules, the net capitalized costs of gas and oil properties may not exceed a "ceiling" limit of the present value of estimated future net revenues from proved reserves, discounted at 10 percent, plus the lower of cost or fair market value of unproved properties. This rule requires calculating future revenues at unescalated prices in effect as of the end of each fiscal quarter and requires a write-down if the net capitalized costs of the gas and oil properties exceed the ceiling limit, even if price declines are temporary. The risk that the Company will be required to write down the carrying value of its gas and oil properties increases when gas and oil prices are depressed or unusually volatile. A ceiling limitation write-down is a one-time charge to earnings which does not impact cash flow from operating activities.

     The Company's revenues also depend on its level of success in acquiring or finding additional reserves. Except to the extent that the Company acquires properties containing proved reserves or conducts successful exploration and development activities, or both, the proved reserves of the Company will decline as reserves are produced. There can be no assurance that the Company's planned exploration and development projects will result in significant additional reserves or that the Company will have future success in drilling productive wells at low reserve replacement costs.

General Risks Of Gas And Oil Operations
---------------------------------------

     The Company competes in the areas of gas and oil exploration, production, development and transportation with other companies, many of which may have substantially larger financial and other resources. The nature of the gas and oil business also involves a variety of risks, including the risks of operating hazards such as fires, explosions, cratering, blow-outs, encountering formations with abnormal pressures, and, in horizontal wellbores, the increased risk of mechanical failure and collapsed holes, the occurrence of any of which could result in losses to the Company. The operation of the Company's gas processing plant and its gas gathering systems involves certain risks, including explosions and environmental hazards caused by pipeline leaks and ruptures. The Company maintains insurance against some, but not all, of these risks in amounts that management believes to be reasonable in accordance with customary industry practices. The occurrence of a significant event, however, that is not fully insured could have a material adverse effect on the Company's financial position.

Certain Risks Related To Natural Gas Trading
--------------------------------------------

     Gas trading activities involve a high degree of risk because of the inherent uncertainties associated with the gas trading process. These uncertainties include the lack of predictability in gas prices, risk of non-performance by counter-parties, market imperfections caused by regional price differentials, possible lack of liquidity in the trading markets and possible failure of physical delivery. Although the possibility of lower natural gas prices tends to add risk to the Company's exploration and development activities, it is the possibility of unexpected price volatility that represents a primary risk for the Company's gas trading activities.

     Gas trading is highly competitive and the Company competes with several other companies, many of which have more experience, personnel and other resources available to them. However, the Company does not believe that any one competitor is dominant in the industry. The Company's ability to generate profits from natural gas trading is dependent primarily on the knowledge and experience of its management, including development of a successful hedging strategy, and its ability to anticipate changes and trends in the natural gas market, including future gas prices, which, to a degree, depend upon factors beyond the Company's control, such as industry supplies, the weather, consumer attitudes, the demand for natural gas, and government actions and regulations. From time to time, the Company has experienced losses from gas trading.

Government Regulation And Environmental Risks
---------------------------------------------

     The production and sale of gas and oil are subject to a variety of federal, state and local government regulations including regulation concerning the prevention of waste, the discharge of materials into the environment, the conservation of oil and natural gas, pollution, permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, the unitization and pooling of properties, and various other matters including taxes. Many jurisdictions have at various times imposed limitations on the production of gas and oil by restricting the rate of flow for gas and oil wells below their actual capacity to produce. In addition, many states have raised state taxes on energy sources and additional increases may occur, although there can be no certainty of the effect that increases in state energy taxes would have on natural gas and oil prices. Although the Company believes it is in substantial compliance with applicable environmental and other government laws and regulations, there can be no assurance that significant costs for compliance will not be incurred in the future.

Engineers' Estimates Of Reserves And Future Net Revenues
--------------------------------------------------------

     Documents that are incorporated in this Prospectus, including the Company's Form 10-K for the year ended December 31, 1995, contain estimates of reserves and of future net revenues which have been prepared by petroleum engineers. However, petroleum engineering is not an exact science and involves estimates based on many variable and uncertain factors. Estimates of reserves and of future net revenues prepared by different petroleum engineers may vary substantially depending, in part, on the assumptions made and may be subject to adjustment either up or down in the future. The actual amounts of production, revenues, taxes, development expenditures, operating expenses, and quantities of recoverable oil and gas reserves to be encountered may vary substantially from the engineers' estimates. Estimates of reserves also are extremely sensitive to the market prices for gas and oil.

     Some of the Company's interests in such wells may vary, however, depending on elections that may be made in the future by the co-owners. These elections could cause the Company's estimates of reserves to decline, although the Company does not believe that the effect of these declines would materially change the Company's discounted present value of the estimated future net revenues from its proved reserves.


                       PROSPECTIVE SELLING STOCKHOLDERS

     There are an aggregate of 775,000 shares of Common Stock reserved for issuance under the 1990 Plan (the "1990 Shares"), an aggregate of 1,000,000 shares of Common Stock reserved for issuance under the 1994 Plan (the "1994 Shares"), and an aggregate of 200,000 shares of Common Stock reserved for issuance under the Non-Discretionary Plan (the "Non-Discretionary Shares"). The 1990 Shares, 1994 Shares, and the Non-Discretionary Shares are covered by the Registration Statement on Form S-8, of which this Re-Offer Prospectus is a part, filed by the Company with the Securities And Exchange Commission. Although there are certain differences in the types of options that may be granted pursuant to the 1990 Plan, the 1994 Plan, and the Non-Discretionary Plan and in the tax consequences to optionees upon exercise of the options, all shares of Common Stock covered by this Prospectus are identical.

     The 897,880 shares of Common Stock, the resales of which are covered by this Prospectus, consist of shares that have been or may be acquired by certain option holders upon the exercise of options granted to them by the Company. The options have been granted pursuant to the Company's 1990 Plan, the 1994 Plan, or the Company's Non-Discretionary Plan.

     The following table sets forth the name and position of each prospective selling stockholder, the number of shares of the Company's Common Stock owned as of the date of this Prospectus (including shares which may be acquired pursuant to the exercise of outstanding options), and the number of shares and the percentage owned assuming the sale of all the shares covered hereby.

                                                              Prior To
                                                              Offering                                     After Offering
                                                              --------                                     --------------
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                  Number Of
                                                               Number Of            Shares              Number
                                                                Shares             Covered                Of
           Name                         Position                Owned          By Prospectus/(1)/       Shares      Percent
         --------                       --------               ---------       ------------------       ------      -------
-----------------------------------------------------------------------------------------------------------------------------------

William J. Barrett           Chairman Of The Board; Chief       490,165/(2)/      175,000              315,165       /(5)/
                             Executive Officer; and Director
------------------------------------------------------------------------------------------------------------------------------------
Joseph P. Barrett            Vice President - Land             36,561/(15)/        33,100                3,461       /(5)/
------------------------------------------------------------------------------------------------------------------------------------
C. Robert Buford             Director                    661,866/(9)//(19)/        20,000              641,866         2.0
------------------------------------------------------------------------------------------------------------------------------------
Derrill Cody                 Director                          18,060/(11)/        10,000                8,060       /(5)/
------------------------------------------------------------------------------------------------------------------------------------
Peter A. Dea                 Vice President - Exploration      51,572/(12)/        50,000                1,572       /(5)/
------------------------------------------------------------------------------------------------------------------------------------
James M. Fitzgibbons         Director                          12,000/(10)/        10,000                2,000       /(5)/
------------------------------------------------------------------------------------------------------------------------------------
Clifford S. Foss, Jr.        Vice President And General        30,000/(13)/        30,000                  -0-         -0-
                             Manager - Gulf Of Mexico Region
------------------------------------------------------------------------------------------------------------------------------------
Hennie L.J.M. Gieskes        Director                         899,214/(10)/        10,000              889,214         2.8
------------------------------------------------------------------------------------------------------------------------------------
William W. Grant, III        Director                          30,150/(14)/        10,000               20,150       /(5)/
------------------------------------------------------------------------------------------------------------------------------------
Bryan G. Hassler             Vice President - Marketing        35,559/(20)/        35,500                   59       /(5)/
------------------------------------------------------------------------------------------------------------------------------------
Robert W. Howard             Senior Vice President-Finance;     42,362/(3)/        39,730                2,632       /(5)/
                             and Treasurer
------------------------------------------------------------------------------------------------------------------------------------
J. Frank Keller              Chief Financial Officer;          115,917/(4)/        74,200               41,717       /(5)/
                             Executive Vice President;
                             Secretary; and Director
------------------------------------------------------------------------------------------------------------------------------------
Eugene A. Lang, Jr.          Senior Vice President; and        57,035/(16)/         9,600               47,435       /(5)/
                             General Counsel
------------------------------------------------------------------------------------------------------------------------------------
Paul M. Rady                 President; Chief Operating        152,155/(6)/       152,000                  115       /(5)/
                             Officer; and Director
------------------------------------------------------------------------------------------------------------------------------------
A. Ralph Reed                Executive Vice                    160,672/(7)/       140,000               20,672       /(5)/
                             President-Operations; and
                             Director
------------------------------------------------------------------------------------------------------------------------------------
James T. Rodgers             Director                          20,000/(19)/        20,000                  -0-         -0-
------------------------------------------------------------------------------------------------------------------------------------
Philippe S.E. Schreiber      Director                          20,007/(10)/        10,000               10,007       /(5)/
------------------------------------------------------------------------------------------------------------------------------------

                                                              Prior To
                                                              Offering                                     After Offering
                                                              --------                                     --------------
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                  Number Of
                                                               Number Of            Shares              Number
                                                                Shares             Covered                Of
           Name                         Position                Owned          By Prospectus/(1)/       Shares      Percent
         --------                       --------               ---------       ------------------       ------      -------
------------------------------------------------------------------------------------------------------------------------------------
Donald H. Stevens               Vice President-Corporate        19,063/(8)/       18,750                 313         /(5)/
                                Relations And Capital Markets
------------------------------------------------------------------------------------------------------------------------------------
Maurice F. Storm                Vice President And General     40,248/(17)/       40,000                 248         /(5)/
                                Manager - Mid-Continent Region
------------------------------------------------------------------------------------------------------------------------------------
Harry S. Welch                  Director                       24,300/(18)/       10,000              14,300         /(5)/
------------------------------------------------------------------------------------------------------------------------------------

/(1)/ Consists of all shares that have been or may be acquired by certain affiliates of the Company upon exercise of options issued under the 1990 Plan, 1994 Plan, or the Non-Discretionary Plan, including options that are not currently exercisable.

/(2)/ Includes 36,700 shares underlying outstanding options granted under the 1990 Plan, 118,300 shares underlying outstanding options granted under the 1994 Plan and 36,292 shares owned by Louise K. Barrett, Mr. Barrett's wife. The number of shares indicated for Mr. Barrett also includes 230,000 shares owned by the Barrett Family L.L.L.P., a Colorado limited partnership for which Mr. Barrett and his wife are general partners and owners of an aggregate of 62.9% of the partnership interests. Pursuant to Rule 16a-1(a)(4) under the Securities Exchange Act of 1934 (the "1934 Act"), Mr. Barrett disclaims ownership of all but 144,723 shares held by the Barrett Family L.L.L.P., which constitutes Mr. and Mrs. Barrett's proportionate share of the shares held by the Barrett Family L.L.L.P.

/(3)/ Includes 24,000 shares underlying outstanding options granted under the 1990 Plan and 5,600 shares underlying outstanding options granted under the 1994 Plan.

/(4)/ Includes 34,400 shares underlying outstanding options granted under the 1990 Plan and 39,800 shares underlying options granted under the 1994 Plan.

/(5)/ Less than one percent.

/(6)/ Consists of 36,000 shares underlying outstanding options granted under the 1990 Plan and 86,000 shares underlying options granted under the 1994 Plan.

/(7)/ Includes 28,248 shares underlying outstanding options granted under the 1990 Plan, 96,800 shares underlying outstanding options granted under the 1994 Plan, and 10,500 shares owned by Mary C. Reed, Mr. Reed's wife.

/(8)/ Includes 7,500 shares underlying outstanding options granted under the 1990 Plan, 11,250 shares underlying options granted under the 1994 Plan, and 245 shares held by a custodian for the benefit of Mr. Steven's minor daughter. Mr. Stevens disclaims beneficial ownership of the shares held by the custodian pursuant to Rule 16a-1(a)(4) of the Securities Exchange Act Of 1934, as amended.

/(9)/ Mr. Buford is considered the beneficial owner of the 598,210 shares of which Zenith Drilling Corporation ("Zenith") is the record owner. These shares are held beneficially by both Zenith and

Mr. Buford. Mr. Buford owns approximately 89 percent of the outstanding common stock of Zenith. The number of shares indicated for Mr. Buford also includes 10,000 shares that are owned by Aguilla Corporation, which is owned by Mr. Buford's wife and adult children. Mr. Buford disclaims beneficial ownership of the shares held by Aguilla Corporation pursuant to Rule 16a-1(a)(4) of the Securities Exchange Act Of 1934, as amended.

/(10)/ Includes 10,000 shares underlying outstanding options granted under the Non-Discretionary Plan.

/(11)/ Includes 10,000 shares underlying outstanding options granted under the Non-Discretionary Plan and 7,800 shares underlying outstanding options granted under stock option plans (the "Plains Stock Option Plans") of Plains Petroleum Company ("Plains") that were converted into options to purchase Common Stock of the Company following the merger of a subsidiary of the Company into Plains in July 1995.

/(12)/ Includes 20,000 shares underlying outstanding options granted under the 1990 Plan and 30,000 shares underlying outstanding options granted under the 1994 Plan.

/(13)/ Includes 30,000 shares underlying outstanding options granted under the 1994 Plan.

/(14)/ Includes 10,000 shares underlying outstanding options granted under the Non-Discretionary Plan and 10,400 shares underlying outstanding options granted under the Plains Stock Option Plans.

/(15)/ Includes 20,000 shares underlying outstanding options granted under the 1990 Plan, 5,600 shares underlying outstanding options granted under the 1994 Plan, and 1,125 shares owned by Melissa Barrett, Mr. Barrett's wife.

/(16)/ Includes 9,600 shares underlying outstanding options granted under the 1994 Plan and 40,859 shares underlying outstanding options granted under the Plains Stock Option Plans.

/(17)/ Includes 40,000 shares underlying outstanding options granted under the 1994 Plan.

/(18)/ Includes 10,000 shares underlying outstanding options granted under the Non-Discretionary Plan and 11,700 shares underlying outstanding options granted under the Plains Stock Option Plans.

/(19)/ Includes 20,000 shares underlying outstanding options granted under the Non-Discretionary Plan.

/(20)/ Includes 35,500 shares underlying outstanding options granted under the 1994 Plan.

                              PLAN OF DISTRIBUTION

     The 897,880 shares covered by this Prospectus will be offered, if at all, by certain stockholders of the Company, and not by the Company. If any of these shares are sold by a prospective selling stockholder, they will be sold on behalf of that person and it is anticipated that the shares may be offered pursuant to direct sales to private persons and in open market transactions.
The prospective selling stockholders may offer the shares to or through registered broker-dealers who will be paid standard commissions or discounts by the prospective selling stockholders. The Company has no agreements with brokers to sell any or all of the shares which may be offered hereby.

     Of the 897,880 shares which may be offered pursuant to this Prospectus, 815,298 underlie options that currently are outstanding. If the options to acquire all 815,298 shares are exercised, the Company will receive proceeds of $16,366,720, which proceeds will be added to the working capital of the Company.


                                 LEGAL MATTERS

     Bearman Talesnick & Clowdus Professional Corporation, Denver, Colorado, has acted as counsel for the Company in connection with the Registration Statement of which this Prospectus is a part and has rendered an opinion concerning the validity of the Common Stock underlying the options covered hereby. Attorneys employed by this law firm beneficially own approximately 14,700 shares of the Company's Common Stock.


                                    EXPERTS

     The Consolidated Financial Statements of Barrett Resources Corporation appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Arthur Andersen LLP, independent public accountants as set forth in their report included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report and upon the authority of such firm as experts in auditing and accounting.


                                INDEMNIFICATION

     Pursuant to Delaware law, the Company's Board of Directors has the power to indemnify officers and directors, present and former, for expenses incurred by them in connection with any proceeding they are involved in by reason of their being or having been an officer or director of the Company. The person being indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. The Company's Certificate Of Incorporation and Bylaws grant this indemnification to the Company's officers and directors.

     In addition to the general indemnification section, the Company has adopted a provision under Delaware law that eliminates and limits certain personal liability of a director for monetary damages for breaches of the director's fiduciary duty of care under certain circumstances.

     Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities And Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


                                   * * * * *

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation Of Documents By Reference.
------------------------------------------------

     The documents listed in (a) through (d) below are incorporated by reference in the Registration Statement. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of the filing of such documents.

        (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1995;

        (b) The Registrant's Quarterly Report on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996;

        (c) The Description Of Securities contained in the Registrant's Registration Statement on Form 8-A filed with the Securities And Exchange Commission on October 27, 1994.

        (d) The Company's Notice and Proxy Statement dated April 11, 1996 concerning the Company's Annual Meeting of Stockholders held on June 5, 1996.


Item 4.  Description Of Securities.
----------------------------------

         Not Applicable.

Item 5.  Interest Of Named Experts And Counsel.
----------------------------------------------

         Bearman Talesnick & Clowdus Professional Corporation, Denver, Colorado, has acted as counsel for the Registrant in connection with this Registration Statement. Attorneys employed by this law firm beneficially own approximately 14,700 shares of the Registrant's Common Stock.

Item 6.  Indemnification Of Officers And Directors.
--------------------------------------------------

         The Delaware General Corporation Law provides for indemnification by a corporation of costs incurred by directors, employees, and agents in connection with an action, suit, or proceeding brought by reason of their position as a director, employee, or agent. The person being indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

         In addition to the general indemnification section, Delaware law provides further protection for directors under Section 102(b)(7) of the General Corporation Law of Delaware. This section was enacted in June 1986 and allows a Delaware corporation to include in its certificate of incorporation a provision that eliminates and limits certain personal liability of a director for monetary damages for certain breaches of the director's fiduciary duty of care, provided that any such provision does not (in the words of the statute) do any of the following:

     "eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of this Title [dealing with willful or negligent violation of the statutory provision concerning dividends and stock purchases and redemptions], or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective...."

     With regard to employee benefit plans, the Delaware General Corporation Law provides that a director's conduct for a purpose he reasonably believed to be in the interest of the participants and beneficiaries of the Plan is conduct satisfying the subject indemnity provision. A director's conduct for a purpose that he did not reasonably believe to be in the interest of the participants in or beneficiaries of the Plan shall be deemed as not satisfying the indemnity provision.

     The Board of Directors is empowered to make other indemnification as authorized by the Certificate Of Incorporation, Bylaws or corporate resolution so long as the indemnification is consistent with the Delaware General Corporation Law. Under the Company's Bylaws, the Company is required to indemnify its directors to the full extent permitted by the Delaware General Corporation Law, common law and any other statutory provision.

Item 7.  Exemption From Registration Claimed.
--------------------------------------------

         Not Applicable.

Item 8.  Exhibits.
-----------------

         4(a) Specimen Common Stock Certificate is incorporated by reference from Registrant's Registration Statement on Form S-8 dated March
              17, 1995 (Registration No. 33-90450).
         5    Opinion Regarding Legality.
        10(a) Barrett Resources Corporation 1990 Stock Option Plan, as amended, is incorporated by reference from Registrant's Annual Report on Form 10-K for the year ended September 30, 1994.
        10(b) Barrett Resources Corporation 1994 Stock Option Plan, as amended. 10(c) Barrett Resources Corporation Non-Discretionary Stock Option Plan,
              as amended.
        23(a) Consent of Arthur Andersen LLP.
        23(b) Consent of Bearman Talesnick & Clowdus Professional Corporation
              (included in Exhibit 5).

Item 9.  Undertakings.
---------------------

(a)  The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and are incorporated by reference to the Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
     Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising out of the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 18th day of December, 1996.

                               BARRETT RESOURCES CORPORATION


                               By:   /s/ William J. Barrett
                                     ------------------------
                                     William J. Barrett, Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of the Registrant, by virtue of their signatures to this to the Registration Statement appearing below, hereby constitute and appoint Paul M. Rady or John F. Keller and each or either of them, with full power of substitution, as attorneys-in-fact in their names, place and stead to execute any and all amendments to this Registration Statement in the capacities set forth opposite their name and hereby ratify all that said attorneys-in-fact and each of them or his substitutes may do by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                 Title                      Date
---------------------------  --------------------------------  -----------------

/s/ William J. Barrett       Chief Executive Officer,          December 18, 1996
---------------------------  Chairman Of The Board, and
William J. Barrett           Director (Principal Executive
                             Officer)



/s/ Paul M. Rady             President, Chief Operating        December 18, 1996
---------------------------  Officer, and Director
Paul M. Rady


/s/ A. Ralph Reed            Executive Vice President, and     December 18, 1996
---------------------------  Director
A. Ralph Reed


/s/ John F. Keller           Executive Vice President, Chief   December 18, 1996
---------------------------  Financial Officer, Secretary,
John F. Keller               and Director (Principal
                             Financial Officer)


Signature                     Title                            Date
---------                     -----                            ----
/s/ C. Robert Buford          Director                         December 18, 1996
---------------------------
C. Robert Buford


/s/ Derrill Cody              Director                         December 18, 1996
---------------------------
Derrill Cody


/s/ James M. Fitzgibbons      Director                         December 18, 1996
---------------------------
James M. Fitzgibbons


/s/ Hennie L.J.M. Gieskes     Director                         December 18, 1996
---------------------------
Hennie L.J.M. Gieskes


/s/ William W. Grant, III     Director                         December 18, 1996
---------------------------
William W. Grant, III


/s/ James T. Rodgers          Director                         December 18, 1996
---------------------------
James T. Rodgers


/s/ Philippe S.E. Schreiber   Director                         December 18, 1996
---------------------------
Philippe S.E. Schreiber


/s/ Harry S. Welch            Director                         December 18, 1996
---------------------------
Harry S. Welch


                                   Exhibits.

 Exhibit No.                                                               Page
 -----------                                                               ----

    4(a) Specimen Common Stock Certificate is incorporated by reference from Registrant's Registration Statement on Form S-8 dated March 17, 1995 (Registration No. 33-90450)

    5       Opinion Regarding Legality

    10(a) Barrett Resources Corporation 1990 Stock Option Plan, as amended, is incorporated by reference from Registrant's Annual Report On Form 10-K for the year ended September 30, 1994.

    10(b)   Barrett Resources Corporation
            1994 Stock Option Plan, as amended.

    10(c) Barrett Resources Corporation Non-Discretionary Stock Option Plan, as amended.

    23(a)   Consent of Arthur Andersen LLP

    23(b) Consent of Bearman Talesnick & Clowdus Professional Corporation (included in Exhibit 5)